Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES $10 MILLION

CREDIT AGREEMENT WITH REGIONS BANK

HOUSTON, TX – August 22, 2006 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announces a new revolving line of credit agreement with Regions Bank for $10 million. The initial term of the agreement is through December 31, 2007 and the loan is secured by the Fund’s investments.

“This credit facility strengthens the investment flexibility and liquidity position of the Fund. We are pleased to continue our relationship with Regions Bank and we look forward to developing opportunities together well into the future,” commented Sam P. Douglass, Co-Chairman of Equus.

“Regions Bank Private Banking is pleased to support the activities of Equus with this new line of credit. Regions Management in Houston has known Equus for many years and the association should provide the basis for an expansion of the relationship for years to come,” said Terry Pruden, Private Banking Sales Manager for Regions Bank.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $84.8 billion in assets as of December 31, 2005, making it one of the nation’s Top 15 banks. Regions’ banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 280 offices.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.